UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2013

The ADT Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35502	45-4517261
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1501 Yamato Road Boca Raton, Florida	33431
(Address of Principal Executive Offices)	(Zip code)

(561) 988-3600

(Registrant’s Telephone Number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On July 1, 2013, Tyco International Ltd. (“Tyco”) announced that the Internal Revenue Service (“IRS”) issued Notices of Deficiency (“Tyco IRS Notices”) to Tyco asserting that several of Tyco’s former U.S. subsidiaries, including ADT Holdings, Inc. and its subsidiaries, which are now wholly-owned subsidiaries of The ADT Corporation (“ADT”), collectively owe additional taxes in the aggregate amount of $883.3 million plus penalties of $154 million based on audits of the 1997 through 2000 tax years of Tyco and its subsidiaries as they existed at that time. Further, Tyco reported receiving Final Partnership Administrative Adjustments (the “Partnership Notices”) for certain U.S. partnerships owned by former U.S. subsidiaries with respect to which Tyco estimates an additional tax deficiency of approximately $30 million will be asserted. All amounts described above exclude interest and do not reflect the impact on subsequent periods if the IRS challenge to Tyco’s tax filings as described below is ultimately proved correct. If the IRS should successfully assert its position, ADT’s share of the collective liability, if any, would be determined pursuant to two tax sharing agreements, as described below. Under the tax sharing agreements, the amount ultimately assessed would have to be in excess of $1.85 billion before ADT would be required to pay any of the amounts assessed. ADT believes that its income tax reserves and the liabilities recorded in its consolidated balance sheet for the tax sharing agreements continue to be appropriate.

As ADT has previously disclosed, in connection with U.S. federal tax audits of Tyco and its subsidiaries, the IRS has previously raised issues and proposed tax adjustments for periods beginning with the 1997 tax year. The adjustments now asserted by the IRS under the Tyco IRS Notices primarily relate to the treatment of certain intercompany debt transactions. The IRS has asserted in the Tyco IRS Notices that substantially all of the intercompany debt originated during the 1997 - 2000 period, and deducted on the respective returns of each of Tyco’s U.S. consolidated income tax groups, should not be treated as debt for U.S. federal income tax purposes, and has disallowed interest and related deductions recognized on the U.S. income tax returns totaling approximately $2.86 billion. If the IRS is successful in asserting its claim, it would have an adverse impact on interest deductions related to the same Tyco intercompany debt in subsequent time periods, totaling approximately $6.6 billion, which Tyco has advised ADT that it expects the IRS to disallow. Under the 2012 Tax Sharing Agreement (as defined below), Tyco has the right to administer, control, and settle all U.S. income tax audits for periods prior to and including the ADT Separation (as defined below). Tyco has advised ADT that it intends to petition the U.S. Tax Court to contest the IRS assessment. Tyco has further advised ADT that it strongly disagrees with the IRS position and believes (i) it has meritorious defenses for the respective tax filings, (ii) the IRS positions with regard to these matters are inconsistent with applicable tax laws and Treasury regulations, and (iii) the previously reported taxes for the years in question are appropriate.

Prior to ADT’s spin-off from Tyco on September 28, 2012 (the “ADT Separation”), ADT Holdings Inc. and certain of its subsidiaries were wholly-owned subsidiaries of Tyco. Responsibility for payment of any amounts pursuant to the Tyco IRS Notices and the Partnership Notices that are ultimately proved due is governed by the tax sharing agreements between Tyco and certain of its former subsidiaries including ADT. In connection with Tyco’s 2007 distributions (the “2007 Separation”) of Covidien Ltd. (“Covidien”) and TE Connectivity Ltd. (“TE Connectivity”), Tyco entered into a tax sharing agreement (the “2007 Tax Sharing Agreement”) that governs the rights and obligations of each party with respect to certain pre-2007 Separation tax liabilities. More specifically, Tyco, Covidien, and TE Connectivity share 27%, 42%, and 31%, respectively, of income tax liabilities that arise from adjustments made by tax authorities to Tyco’s, Covidien’s, and TE Connectivity’s U.S. and certain non-U.S. 2007 and prior income tax returns. In connection with ADT’s separation from Tyco, ADT entered into the 2012 Tax Sharing Agreement (the “2012 Tax Sharing Agreement”) with Tyco and Pentair Ltd. (“Pentair”), under which, ADT, Tyco, and Pentair share (i) pre-ADT Separation income tax liabilities that arise from adjustments made by tax authorities to ADT’s, Tyco’s, and Pentair’s U.S. income tax returns, and (ii) payments required to be made by Tyco in respect to the 2007 Tax Sharing Agreement exceeding certain threshold amounts (collectively, “Shared Tax Liabilities”). More specifically, Tyco would be responsible for the first $500 million of Shared Tax Liabilities. ADT and Pentair would then share 58% and 42%, respectively, of the next $225 million of Shared Tax Liabilities. ADT, Tyco, and Pentair would share 27.5%, 52.5% and 20.0%, respectively, of Shared Tax Liabilities above $725 million.

No payments with respect to these matters would be required until the dispute is resolved in the U.S. Tax Court, which Tyco has advised ADT, based on the experience of other companies, could take several years. The ultimate resolution of these matters is uncertain, however, and if the IRS were to prevail, it could have a material adverse impact on ADT’s financial condition, results of operations and cash flows, potentially including available ADT net operating loss carryforwards to the extent interest deductions on ADT intercompany debt are disallowed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ADT CORPORATION

By:	/s/ N. David Bleisch
	Name:	N. David Bleisch
	Title:	Senior Vice President, General Counsel and Corporate Secretary

Date: July 2, 2013